EXHIBIT 10.3

AMENDMENT TO

EMPLOYMENT AGREEMENT

This Amendment (the “Amendment”) to the Employment Agreement (the “Agreement”) between St. Mary Land & Exploration Company, a Delaware corporation formerly known as St. Mary Parish Land Company (the “Company”), and Mark A. Hellerstein (“Hellerstein”), is executed by the Company and Hellerstein on this 16th day of December, 2005 and effective as of January 1, 2005.

RECITALS

A.           The Company and Hellerstein desire to amend certain provisions of the Agreement in order to conform such provisions to the requirements of Section 409A of the Internal Revenue Code of 1986 (the “Code”) and to provide for a specific term for the Agreement ending June 30, 2007; and

B.           Capitalized terms used but not defined in this Amendment shall have the meanings given to them in the Agreement.

NOW, THEREFORE, in consideration of Hellerstein’s continued employment with the Company and the mutual agreements set forth herein, the parties hereto agree as follows:

AGREEMENT

Section 1.	Amendments to Agreement.
(a)	Section 3.(a) is revised so that it shall read as follows:

This Agreement shall continue in effect until June 30, 2007 (the “Expiration Date”). In the event that there is any termination of the employment of Hellerstein prior to the Expiration Date by St. Mary for any reason other than the occurrence of an event described in subparagraph (c) below or by Hellerstein due to a material reduction by St. Mary of his position, duties or responsibilities,

St. Mary shall, provided that Hellerstein continues to be reasonably available to consult with St. Mary, continue for Hellerstein until the Expiration Date the following:

(i)	the base salary compensation of Hellerstein at its rate at the time of such termination;
(ii)

additional bonus and incentive compensation for Hellerstein pursuant to St. Mary plans and programs established therefor, including the additional vesting through the Expiration Date of grants, awards or payments under such plans and programs, in the same general manner and to the same general extent as in effect for him at the time of such termination; and

(iii)

the participation of Hellerstein in the fringe benefits and other benefit plans of St. Mary, including retirement benefits, life insurance and health and hospitalization benefits and insurance, in the same general manner and to the same general extent as in effect for him at the time of such termination.

(b)          Section 3.(b) is renumbered as 3.(c) and the following new Section 3.(b) is added as follows:

Notwithstanding anything to the contrary herein, any payments that are to be made to Hellerstein under other provisions of this Agreement which, under Section 409A(a)(2)(B)(i) of the Code, may not be made before the date which is six months after the date of Hellerstein’s separation from employment service (the “Section 409A Six-Month Waiting Period”) shall not be made during the Section 409A Six-Month Waiting Period. Rather, any such payments shall be deferred and made immediately following the expiration of the Section 409A Six-Month Waiting Period. In particular, with respect to the severance payments provided for under Section 3(a) of this Agreement, (i) such severance payments that would otherwise be made during the Section 409A Six-Month Waiting Period shall be

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made in one lump sum upon the expiration of the Section 409A Six-Month Waiting Period, and (ii) severance payments for the remaining six-month period (immediately after the expiration of the Section 409A Six-Month Waiting Period) of the one full year of severance payments to which Hellerstein may become entitled under Section 3(a) of this Agreement shall also be made in lump sum upon the expiration of the Section 409A Six-Month Waiting Period.

(c)	A new Section 3.(d) is added as follows:

This Agreement is intended in all respects to comply with the provisions of Section 409A of the Code and in particular, those provisions of Section 409A dealing with distributions. The Company and Hellerstein shall interpret and apply the provisions of this Agreement in a manner consistent with Code Section 409A.

Section 2.           Execution and Counterparts and By Facsimile. This Amendment may be executed in counterparts, and signature pages may be delivered by facsimile transmission.

* * * * *

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IN WITNESS WHEREOF, this Amendment to the Employment Agreement is hereby duly executed by each party on the date first above written.

THE COMPANY:

ST. MARY LAND & EXPLORATION COMPANY,

a Delaware corporation

By:	___________________________________
	Name:	David W. Honeyfield
	Title:	Vice President - Chief Financial
Officer, Treasurer and Secretary

HELLERSTEIN:

Mark A. Hellerstein

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